Exhibit 10.4

October 1, 2006

Mr. Randall Shealy

5634 Double Oak Lane

Birmingham, AL 35242

Dear Mr. Shealy:

In recognition of your satisfactory performance as Senior Vice President and Chief Financial Officer of Pemco Aviation Group, Inc. for the past six months, the terms of your employment in this role are confirmed to the following:

Base Salary – $185,184 Annually

Incentive Compensation – In addition to base salary, you will be eligible to participate in our executive incentive compensation program that is based upon your personal performance and the performance of the corporation. All awards of incentive compensation are at the discretion of the Board of Directors. The incentive compensation target for this position is 40% of your base salary. Because the actual amount will be based on future performance, there is no guarantee that any amount will actually be paid.

Stock Options – Under the corporation’s stock option program, you received an initial grant of 10,000 stock options and a supplementary grant of 1,500 stock options to purchase shares of the corporation’s stock at a price that reflected the closing price of the stock on the dates of grant. You are eligible for additional grants of stock options; however, all stock option awards are at the discretion of the Board of Directors and vest over a four-year schedule. Of the 10,000 options initially offered 2,500 shares vested immediately and 2,500 shares will vest each year on your employment anniversary date for 3 years. Of the supplementary grant of 1,500 options, 375 shares vested immediately and 375 shares will vest each year on your employment anniversary date for 3 years.

Responsibilities – Reporting to the President and CEO, you will be responsible for managing and directing the corporation’s financial department.

Benefits and Perquisites – You will be eligible for the benefits, allowance and perquisites generally extended to other Vice Presidents of the corporation.

Location – You will be based at the corporation’s headquarters which is currently located in Birmingham, Alabama.

Vacation – You shall be entitled to the 3 weeks of vacation per year.

Change of Control – In the event of a Change of Control of the corporation as defined in Exhibit A hereto, any unvested options provided for under this letter between the corporation and you shall immediately vest. If you are not offered continued employment due to a change of control, any such offer of continued employment must be in a position acceptable to you with compensation consistent with the compensation you were earning prior to the change of control, you will receive a severance payment of one year of base salary. Severance payments will be subject to normal payroll withholding, will be paid on scheduled pay dates for the corporation during the one year severance period and will be subject to reduction to the extent payment of such amounts would cause your total termination benefits to constitute an “excess” parachute payment under Section 2806 of the Internal Revenue Code of 1986, as amended.

Please understand that all employment with Pemco Aviation Group, Inc. is on an “at will” basis unless expressly agreed otherwise. For this reason, this letter is not intended to and should be construed as a basis for establishing any contract of employment.

The senior management at Pemco Aviation Group, Inc. has been unanimously impressed with your background qualifications. We believe this will be a natural fit and look forward to working with you in the future.

Very truly yours,

Ronald A. Aramini

President and Chief Executive Officer

RA/ tnw

/S/ RANDALL C. SHEALY
Randall C. Shealy

EXHIBIT A

Change of Control

A “Change of Control” shall occur if:

(a) the individuals who, as of December 1, 1999, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the board; provide, however, that any individual becoming a director subsequent to December 1, 1999 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

(b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any such individual, entity or group which includes a member of the Incumbent Board, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”); or

(c) the Company’s stockholders approve a merger or consolidation involving the Company, or a sale or disposition of all or substantially all of the Company’s assets, or a plan of liquidation or dissolution of the Company, other than (i) a merger or consolidation in which the holders of the voting securities of the Company outstanding immediately prior to the merger of consolidation hold at least a majority of the Voting Power of the surviving corporation immediately after such merger or consolidation, (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) by which no person, other than any individual, entity or group which includes a member of the Incumbent Board, acquires more than 50% of the Voting Power of the Company, or (iii) a merger or consolidation in which the Company is the surviving corporation and such transaction was determined not to be a Change of Control, which transaction and determination was approved by a majority of the Board in actions taken prior to, and with respect to, such transaction.